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EXHIBIT 99.1

Contact:	Media: Robert Hutchison 609-252-3901 robert.hutchison@bms.com	Investors: John Elicker 212-546-3775 john.elicker@bms.com
	Brian Henry 609-252-3337 brian.henry@bms.com	Susan Walser 212-546-4631 susan.walser@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES
THIRD QUARTER AND NINE MONTHS SALES AND EARNINGS FOR 2003

  •
  Company reports fully diluted EPS of $.45
  •
  Net Sales increased 18% (including favorable foreign exchange of 4%) to $5.3 billion for the third quarter
  •
  REYATAZ™ sales reach $39 million for the third quarter
  •
  ABILIFY® alliance revenue exceeds $200 million for the first nine months of 2003
  •
  Global sales of key brands including PLAVIX®, PRAVACHOL®, AVAPRO®/AVALIDE®, and PARAPLATIN® continue to grow

        (NEW YORK, October 23, 2003)—Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $884 million on sales of $5.3 billion for the third quarter of 2003. Fully diluted earnings per share for the quarter were $.45. Excluding non-comparable items described below, non-GAAP fully diluted earnings per share for the quarter were $.47.

        "In the quarter, we continued to see solid performance of our key pharmaceutical brands, including PRAVACHOL, PLAVIX and AVAPRO, all of which grew at double-digit rates," said Peter R. Dolan, chairman and chief executive officer. "Growth in the quarter was broad-based across geographies and across the portfolio, with U.S. and international pharmaceuticals—along with ConvaTec, Mead Johnson Nutritionals and Medical Imaging—all posting double digit sales gains.

        "As a result of this performance, we are increasing our EPS guidance for 2003. The company still remains cautious about its earnings outlook for the next few years due to the challenges of significant pharmaceutical exclusivity losses beginning in 2004, the need to invest behind new product launches, and profit margin pressure arising from changes in product mix. On the positive side, we are optimistic about ABILIFY and REYATAZ, the two new drugs launched in the last 12 months and we are hopeful about ERBITUX™, the novel anticancer compound we are developing with ImClone Systems, Inc. that is now under review by the U.S. Food and Drug Administration. Next year, we expect to submit up to three new drug filings, as we continue to accelerate and further invest in our promising late stage drug pipeline."

THIRD QUARTER RESULTS

  •
  The company reported that third quarter 2003 net sales increased 18% to $5.3 billion from $4.5 billion in the prior year. This sales increase resulted from a 13% increase in volume, a 4% increase in foreign exchange, and a 1% increase in price. Domestic sales increased 16% for the quarter. This increase for the quarter is the result of continued strong prescription demand for key brands and the impact from the workdown of non-consignment wholesaler inventory in the third quarter of 2002. International sales increased 20%, including a 10% favorable foreign exchange impact.

  •
  Third quarter 2003 earnings from continuing operations before minority interest and income taxes increased to $1,292 million from $115 million in 2002 primarily as a result of higher sales and charges recorded in 2002 for litigation settlement and asset impairment. Net earnings from continuing operations increased 161% to $884 million in 2003 compared to $339 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 24.5% in 2003 compared to an income tax benefit in 2002. This income tax benefit recorded in 2002 was primarily due to the settlement of prior year tax matters. Basic earnings per share from continuing operations increased 156% to $.46 in 2003 from $.18 in 2002. Diluted earnings per share from continuing operations increased 165% to $.45 in 2003 from $.17 in 2002. Basic and diluted average shares outstanding for the quarter were 1,937 million and 1,944 million, respectively, in 2003 compared to 1,936 million and 1,941 million, respectively, in 2002.

  •
  The company continues to increase promotional support of new and in-line products, with marketing, selling, and administrative expenses increasing 15% to $1,118 million and advertising and product promotion increasing 24% to $375 million. Research and development expenses increased 6% to $568 million.

  •
  In the third quarter of 2003 and 2002, the company recorded restructuring, litigation, research and development income or expense items that affected the comparability of the results. Those items in 2003 include $31 million of pre-tax charges related to the downsizing and streamlining of worldwide operations, $7 million of pre-tax charges related to relocation expenses, and $3 million of pre-tax income related to adjustments of prior year restructuring reserves. The charges related to the downsizing and streamlining of worldwide operations include $9 million related to termination benefits for workforce reductions in the Other Healthcare and Pharmaceutical segments due to the rationalization of worldwide operations in Europe, North America and Central America, $21 million of accelerated depreciation for certain manufacturing facilities in North America expected to be closed by the end of 2006, and $1 million of retention benefits. In addition, the company recorded $21 million related to the upfront payments for two licensing agreements. The company also reported pre-tax income of $4 million from litigation settlements and $1 million for a milestone payment received related to a developmental project sold in previous years. The 2002 items include a pre-tax litigation charge of $569 million, primarily related to BUSPAR® and TAXOL® proposed settlements, a $379 million pre-tax charge for asset impairment for ImClone Systems, Inc., and $28 million of pre-tax income related to adjustments of prior period restructuring reserves. The company also recorded an income tax benefit of $235 million related to the settlement of certain prior year tax matters and the expected settlement of ongoing tax litigation. In addition, in the third quarter of 2002 the company recorded a $18 million after-tax gain in discontinued operations on the sale of its Clairol business as a result of lower than expected post-closing costs.

NINE MONTHS RESULTS

  •
  Net sales for the first nine months of 2003 increased 13% to $15.1 billion from $13.3 billion in the first nine months of 2002. This sales increase resulted from a 7% increase in volume, a 4% increase in foreign exchange, and 2% increase from pricing. Domestic sales increased 10% and international sales increased 19%, including a 10% favorable foreign exchange impact. For the first nine months of 2003, $311 million of deferred revenue was reversed and recognized as sales (calculated net of discounts and rebates). The deferred revenue, recorded at gross invoice sales prices, related to the inventory of pharmaceutical products accounted for using the consignment model, was reduced to $83 million at September 30, 2003, compared to $470 million at December 31, 2002.

  •
  For the nine months, earnings from continuing operations before minority interest and income taxes increased 71% to $3,532 million from $2,067 million in 2002. The increase was primarily a result of the sales increase and charges recorded in 2002 for litigation settlement, asset impairment, and in-process research and development, partially offset by increased investment in advertising and promotion, and an increase in marketing, selling and administrative expenses. Net earnings from continuing operations increased 52% to $2,523 million in 2003 compared to $1,660 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes increased to 24.3% in 2003 from 14.0% in 2002 due to an income tax benefit recorded in 2002 due to the settlement of prior year tax matters. Basic earnings per share from continuing operations increased 51% to $1.30 in 2003 from $.86 in 2002. Diluted earnings per share from continuing operations increased 53% to $1.30 in 2003 from $.85 in 2002. Basic and diluted average shares outstanding for the nine months were 1,936 million and 1,942 million, respectively, in 2003 compared to 1,936 million and 1,943 million, respectively, in 2002.

  •
  For the nine months in 2003 and 2002, the company recorded restructuring, litigation, and research and development income or expense items that affect the comparability of the results. The 2003 items include $82 million of pre-tax charges related to the rationalization of manufacturing facilities and administrative functions, $27 million of pre-tax income related to adjustments of prior period restructuring reserves, $11 million of pre-tax charges related to relocation expenses, and $66 million of pre-tax income from litigation settlements and the reimbursement of patent defense costs. The charges related to manufacturing and rationalization activities include $34 million related to termination benefits for workforce reductions in the Pharmaceutical and Other Healthcare segments and downsizing and streamlining of worldwide manufacturing and administrative operations, $35 million for accelerated depreciation for facilities expected to be closed by the end of 2006, $11 million for asset impairments, and $2 million of retention benefits. The total cost of these rationalization expenses for 2003 is expected to be approximately $104 million, which reflects an increase from previous estimates due to the rationalization of worldwide manufacturing and administrative operations. Of this amount, $82 million has been recorded as described above and $22 million is expected to be incurred in the fourth quarter of this year. In addition, the company recorded $11 million of pre-tax income related to the revision of estimates for certain divestiture liabilities and $1 million for a milestone payment received related to a developmental project sold in previous years. The company also recorded a $21 million charge related to the upfront payments for two licensing agreements. The 2002 items include a pre-tax litigation charge of $659 million primarily related to BUSPAR and TAXOL® proposed settlements, a $379 million pre-tax charge for asset impairment for ImClone Systems, Inc., a pre-tax in-process research and development charge of $160 million related to the revised agreement with ImClone Systems, Inc., a gain on sale of product lines of $30 million, and $25 million of pre-tax income related to adjustments of prior period restructuring reserves. The company also recorded an income tax benefit of $235 million related to the settlement of certain prior year tax matters and the expected settlement of ongoing tax litigation. In addition, the company recorded after-tax gains in discontinued operations on the sale of its Clairol business of $18 million in the third quarter and $14 million in the first quarter as a result of lower than expected post-closing costs and the final purchase price settlement, respectively.

THIRD QUARTER SALES RESULTS

Pharmaceutical Highlights

  •
  Worldwide pharmaceutical sales increased 19% to $4.4 billion from $3.7 billion in the prior year. U.S. pharmaceutical sales increased 20% to $2.8 billion, while international pharmaceutical sales increased 17%, including an 11% favorable foreign exchange impact, to $1.6 billion.

  •
  Recorded alliance revenue for ABILIFY for the quarter was $101 million. The schizophrenia agent was introduced in the U.S. in November 2002 and has achieved more than a 6% weekly new prescription share of the U.S. antipsychotic market. The company received approval for a Supplemental New Drug Application (sNDA) for ABILIFY for maintaining stability in patients with schizophrenia, and has announced that it submitted a sNDA for ABILIFY for the treatment of acute mania in patients with bipolar disorder to the U.S. Food and Drug Administration (FDA). ABILIFY is being developed and marketed by Bristol-Myers Squibb and its partner Otsuka Pharmaceutical Co., Ltd.

  •
  Worldwide sales of the PRAVACHOL franchise, which includes PRAVACHOL, a cholesterol-lowering agent and the company's largest selling product, increased 16%, including a 6% favorable foreign exchange impact, to $787 million. In August 2003, PRAVIGARD™ PAC (Buffered Aspirin and Pravastatin Sodium) tablets were launched in the United States.

  •
  Sales of PLAVIX, a platelet aggregation inhibitor, increased 57% to $694 million. Sales of AVAPRO/AVALIDE, an angiotensin II receptor blocker for the treatment of hypertension, increased 48% to $182 million. AVAPRO/AVALIDE, and PLAVIX are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

  •
  TAXOL® and PARAPLATIN®, the company's leading anti-cancer agents, had sales of $238 million and $245 million, respectively. International sales of TAXOL® increased 22%, including favorable foreign exchange of 12%, to $229 million, led by strong sales growth in Japan, while domestic sales increased 13% to $9 million. Generic competition for TAXOL® in Europe is expected in begin in the fourth quarter. PARAPLATIN sales increased 1% to $245 million.

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  Sales by Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products, increased 16% to $574 million.

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  Sales of SUSTIVA®, an anti-retroviral for the treatment of HIV/AIDS, were $95 million, a decrease of 14% over the prior year.

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  Sales for REYATAZ, a novel protease inhibitor for the treatment of HIV/AIDS launched in the United States in July 2003, were $39 million.

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  Sales of the GLUCOPHAGE® franchise increased 24% to $236 million. GLUCOPHAGE® IR sales remained at prior year levels at $36 million, while GLUCOVANCE® sales grew 44% to $91 million, and GLUCOPHAGE XR (Extended Release) tablets sales grew 14% to $103 million. Generic competition for GLUCOPHAGE XR is expected to begin in the fourth quarter.

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  ERBITUX, the novel anticancer agent that Bristol-Myers Squibb is developing in partnership with ImClone Systems, Inc., has been granted fast track review of its Biologics License Application by the FDA. The review should be completed by mid-February 2004.

  •
  The company entered into a licensing and commercialization agreement with Flamel Technologies S.A. to develop and market BASULIN®, the first controlled release, unmodified human insulin to be developed as a once-daily injection for patients with type 1 or type 2 diabetes. Basulin is now entering Phase II clinical development.

  •
  The company entered into an agreement with QDose, a joint venture between MicroDose Technologies, Inc. and Quadrant Drug Delivery, Ltd., to license a short acting inhaled insulin product for the treatment of type 1 or type 2 diabetes. The product is currently in early Phase I development.

  •
  The company and Corgentech Inc., a privately held biotechnology company, entered into an agreement to jointly develop and commercialize Corgentech's E2F Decoy (edifoligide sodium), a novel treatment for the prevention of vein graft failure following coronary artery bypass graft and peripheral artery bypass graft surgery. The product is currently being evaluated in two Phase III clinical trials and the FDA has granted fast track status for both indications. The company made an initial payment of $45 million in the fourth quarter of 2003, with the potential for an additional $205 million in clinical and regulatory milestone payments over time, and arrangements for profit sharing.

Nutritionals and Other Healthcare

  •
  Nutritional sales of $514 million increased by 16%, with no foreign exchange impact, from prior year levels, as international sales increased 10%, including a 1% unfavorable foreign exchange impact, and U.S. sales increased 21% over a relatively low base in 2002. Mead Johnson continues to be the leader in the U.S. infant formula market. Sales of ENFAMIL®, the company's largest-selling infant formula, increased 7% to $209 million.

  •
  Sales for the Other Healthcare segment increased 7%, including a 4% favorable foreign exchange impact, to $434 million. ConvaTec sales increased 18%, including an 8% favorable foreign exchange impact, to $221 million. Medical Imaging sales increased 10% to $130 million. The increase in Medical Imaging sales was primarily the result of a 11% increase in sales of CARDIOLITE® to $83 million. Consumer Medicines sales decreased 17% to $83 million.

Outlook

        With a stronger than expected third quarter, the company now expects full year 2003 results to exceed our previous guidance of $1.60-$1.65 non-GAAP fully diluted earnings per share. However, the company does not expect the fourth quarter to be as strong as the third quarter due primarily to the expected impact of higher research and development spending and the impact of exclusivity losses for SERZONE, MONOPRIL and GLUCOPHAGE XR in the U.S. and TAXOL® in Europe. The timing of these exclusivity losses will have a direct impact on our 2003 fourth quarter earnings. The company's current estimate for 2003 non-GAAP fully diluted earnings per share excluding non-comparable items is between $1.68-$1.73. Taking into account non-comparable items to date and $22 million in restructuring charges expected to be taken later this year, in each case as described above under "nine months results," and the $45 million fourth quarter up-front licensing payment to Corgentech Inc., fully diluted earnings per share guidance on a GAAP basis would be $1.65 to $1.70. These numbers exclude the future impact of any write-off of any in-process research and development that may arise from any existing or future research and development arrangements and any other possible non-comparable items that may occur later this year including any possible restructuring, resolution of legal proceedings or other charges as described below. The company is not currently able to estimate the timing or magnitude of any such amounts.

        As the company discussed previously, it expects to have both growth opportunities and continued exclusivity challenges over the next several years. During this period, exclusivity losses are expected to amount in each year to approximately $1 billion dollars per year in net sales. The company expects these exclusivity losses will be more or less offset by growth in revenues resulting from growth of the company's in-line products, including PLAVIX, AVAPRO and SUSTIVA, growth of recently launched exclusive products, ABILIFY and REYATAZ, and by the introduction of late stage pipeline products that may be approved within the next six to thirty-six months such as ERBITUX, CTLA4Ig, entecavir and muraglitazar. Additionally, OTN sales growth is expected to continue. The company expects the resulting product mix to pressure company margins because the products losing exclusivity carry higher margins than products expected to grow sales.

        The company has historically reviewed and will continue to review its cost base. Decisions that may be taken as a result of these reviews may result in additional restructuring or other charges later this year or in future periods. At this time, the company is not able to reasonably estimate the amount of such charges, if any. At the same time the company expects to continue to invest behind in-line products and its research and development pipeline, particularly late stage products. External development and licensing will remain important elements of the company's strategy, but the potential impact is not built in the company's plans.

        At this time, the company does not expect the stronger than expected third quarter performance to continue in 2004. The company currently expects to provide 2004 guidance by the time of the release of 2003 fourth quarter results.

        The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. For a discussion of these matters and their potential impact on the company, please see the company's quarterly report on Form 10-Q for the period ended June 30, 2003.

        Actual results may differ materially from the expectations described above. Some of the factors that could affect these expectations are described below in the "statement on cautionary factors."

  Use Of Non-GAAP Financial Information

        This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other non-comparable items. This information is intended to enhance an investor's overall understanding of the company's past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company's baseline performance before items that are considered by the company to be not reflective of the company's operational results. In addition, this information is among the primary indicators the company uses as a basis for planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles.

        Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

        There will be a conference call on October 23, 2003 at 10:30 a.m. (ET) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-5508. Materials related to the call will be available at the same Web site prior to the call.

        For more information, contact: Robert Hutchison, 609-252-3901, or Brian Henry, 609-252-3337, Corporate Affairs, or John Elicker, 212-546-3775, or Sue Walser, 212-546-4631, Investor Relations.

# # #

Statement on Cautionary Factors

        This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend",

"plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.
AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Synthelabo S.A.
Erbitux® is a trademark of ImClone Systems Incorporated
GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of Merck KgaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Unaudited, in millions of dollars except prescription data)

The following table sets forth worldwide and U.S. reported net sales for the three and nine months ended September 30, 2003, compared to the three and nine months ended September 30, 2002, respectively. In addition, the table includes the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company's U.S. primary care pharmaceutical products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company's domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
			% Change			% Change	% Change in U.S. Total Prescriptions vs. 2002
	2003	2002		2003	2002
Three Months Ended September 30, 2003
Pravachol*	$787	$677	16%	$459	$423	9%	4%
Plavix	694	442	57%	590	382	54%	28%
Avapro**	182	123	48%	109	68	60%	14%
Sustiva	95	110	-14%	43	70	-39%	18%
Zerit	65	120	-46%	24	70	-66%	-25%
Glucovance	91	63	44%	91	62	47%	1%
Glucophage XR	103	90	14%	103	90	14%	-1%
Videx/Videx EC	57	67	-15%	17	32	-47%	4%
Nine Months Ended September 30, 2003
Pravachol*	$2,098	$1,667	26%	$1,198	$973	23%	2%
Plavix	1,659	1,328	25%	1,397	1,155	21%	29%
Avapro**	527	413	28%	323	268	21%	14%
Sustiva	405	348	16%	252	230	10%	19%
Zerit	278	342	-19%	140	192	-27%	-23%
Glucovance	315	171	84%	312	169	85%	5%
Glucophage XR	306	248	23%	305	247	23%	2%
Videx/Videx EC	199	198	1%	82	95	-14%	3%

*
Includes Pravigard PAC

**
Includes Avalide

BRISTOL-MYERS SQUIBB COMPANY
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(Unaudited, in millions of dollars except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Sales	$5,337	$4,537	$15,100	$13,325

Cost of products sold	1,908	1,654	5,389	4,622
Marketing, selling and administrative	1,118	971	3,208	2,820
Advertising and product promotion	375	302	1,157	906
Research and development	568	535	1,574	1,564
Acquired in-process research and development	—	7	—	167
Gain on sale of businesses/product lines	—	—	—	(30)
Provision for restructuring and other items	13	(11)	8	(10)
Litigation settlement (income)/charge	(4)	569	(66)	659
Asset impairment charge for ImClone	—	379	—	379
Other (income)/expense, net (a)	67	16	298	181

	4,045	4,422	11,568	11,258

Earnings from Continuing Operations Before Minority Interest and Income Taxes	1,292	115	3,532	2,067
Provision for income taxes	317	(252)	859	290
Minority Interest, net of taxes	91	28	150	117

Earnings from Continuing Operations	$884	$339	2,523	$1,660
Discontinued Operations
Net gain on disposal	—	18	—	32

Net Earnings	$884	$357	2,523	$1,692

Earnings per Common Share:
Basic:
Earnings from Continuing Operations	$0.46	$0.18	$1.30	$0.86
Discontinued Operations
Net gain on disposal	—	0.01	—	0.02

Net Earnings	$0.46	$0.19	$1.30	$0.88

Diluted:
Earnings from Continuing Operations	$0.45	$0.17	$1.30	$0.85
Discontinued Operations
Net gain on disposal	—	.01	—	0.02

Net earnings	$0.45	$0.18	$1.30	$0.87

Average Common Shares Outstanding—Basic	1,937	1,936	1,936	1,936

Average Common Shares Outstanding—Diluted	1,944	1,941	1,942	1,943

(a) Other (income)/expense, net
Interest expense	$106	$104	$350	$304
Interest income	(73)	(39)	(190)	(80)
Foreign exchange transaction losses/(gains)	9	(7)	13	4
Other	25	(42)	125	(47)

	$67	$16	$298	$181

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BRISTOL-MYERS SQUIBB ANNOUNCES THIRD QUARTER AND NINE MONTHS SALES AND EARNINGS FOR 2003
BRISTOL-MYERS SQUIBB COMPANY SELECTED PRODUCTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (Unaudited, in millions of dollars except prescription data)
BRISTOL-MYERS SQUIBB COMPANY CONDENSED CONSOLIDATED STATEMENT OF EARNINGS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 (Unaudited, in millions of dollars except per share amounts)